EXHIBIT 16
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                  GENERAL RELEASE BY THE ESTATE OF HERB SILLMAN
                  ---------------------------------------------

     TO ALL TO WHOM THESE PRESENTS SHALL COME OR MAY CONCERN, KNOW THAT THE ESTATE OF HERB SILLMAN ("Releasor"), for good and valuable consideration, the receipt whereof is hereby acknowledged, remises, releases and forever discharges AUTOLEND GROUP, INC. and its parents, subsidiaries, and current and former directors, officers, employees, attorneys, advisors, investment bankers and any other person or entity acting or claiming to be acting on their behalves, and NUNZIO P. DESANTIS, COURTLANDT G. MILLER, VINCENT VILLANUEVA, STEVE SIMON, STEPHEN RAPHAEL, ELIE HOUSMAN, HELEN PORTER, ROBERT GRANOFF, JAMES NEWMAN, DREW SAKSON, ROGER CARMIGNANI, HARRY FITZGIBBONS, PAUL GREGORY, DAN PORYLES, THE ESTATE OF HERBERT SILLMAN, DR. PHILIP VITALE and MARCEL FOURNIER, and their respective heirs, executors, administrators, successors and assigns and attorneys, advisors, investment bankers and any other person or entity acting or claiming to be acting on any of their respective behalves (collectively, the "Released Parties"), of and from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, admiralty or equity, that against them or any of them, whether jointly or severally, that Releasor and his heirs, executors, administrators, predecessors, successors and assigns ever had, now have, or hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this General Release, including without limitation all claims raised or that could have been raised in DeSantis v. Simon, Civil Action No. ___ (Del. Ch.) (the "Delaware Action") and AutoLend Group, Inc. v. DeSantis, Civil Action No. 95-23897-CA(23) (Fl. Cir. Ct.) (the "Florida Action"), or based upon, arising from or related to the facts underlying the Delaware Action or the Florida Action, except Releasor's claims under the Stipulation of Settlement to which this General Release is an Exhibit.

     Whenever the text of this General Release may require, the use of the singular number shall include the appropriate plural number.

     This General Release shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles.


     This General Release shall not be modified in any way, unless in writing and expressly agreed to or consented to in writing by a duly authorized agent of Releasor and Releasee.


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

     In witness therefor, the Estate of Herb Sillman has through its duly authorized agent hereunto set its hand and seal on the date so indicated below.


Dated:  _______ __, 1996



                                                 ESTATE OF HERB SILLMAN



                                             By:___________________________
                                                Name:
                                                Title


STATE OF __________          )
                             : ss.:
COUNTY OF _________          )

     On the ____ day of _______ 1996 before me personally came __________________, to me known, and by me being duly sworn, did depose and say that he is the __________ of the Estate of Herb Sillman described in the foregoing General Release, and that he, duly authorized on behalf of said Estate, duly and freely executed the same.

                                                  ______________________
                                                       Notary Public


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